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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                    FORM 8-K
                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): March 31, 2003

                               WINWIN GAMING, INC.
               (Exact name of registrant as specified in charter)

        DELAWARE                    000-21566                   84-1219819
(State or other jurisdiction       (Commission                 (IRS Employer
     of incorporation)             File Number)              Identification No.)

9101 W. Sahara Avenue, Suite 105-D34, Las Vegas, Nevada 89117
(Address of principal executive offices)       (Zip Code)

(Former name or former address, if changed since last report.)

(Former name or former address, if changed since last report.)

Registrant's telephone number, including area code:  (702) 233-4138

Item 1.  Change of Control

Item 2.  Acquisition or Disposition of Assets

Effective December 31, 2002, the Company changed its name to WinWin Gaming, Inc., and acquired WinWin Acquisition Corp., in exchange for 22,512,000 shares of common stock. WinWin Acquisition then acquired 100% of the capital Stock of WinWin, Inc., a Nevada corporation, for consideration of 22,512,000 shares of common stock, plus a $5,000,000 senior secured debenture (the "Debenture"), secured by 100% of the stock of both WinWin Acquisition Corp. and WinWin, Inc.

The Debenture provided that in the event of certain Events of Default, as previously reported, the holder of the Debenture would have the right to foreclose on the stock of WinWin Acquisition Corp. and WinWin, Inc. This included any delisting of the Company's common stock from the NASD OTC Bulletin Board. The Company's stock was, in fact, delisted, and the holder of the Debenture granted the Company until February 15, 2003 to cure the default or rescind the transaction.

The Company was unable to cure the default, and the entire transaction was rescinded, and null and void, effective as of December 31, 2002.


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The Company was subsequently able to have its common stock relisted on the NASD
OTC Bulletin Board, and was able to renegotiate the acquisition of WinWin, Inc. on exactly the same terms as provided in the original agreement except that the number of shares was decreased to 18,522,853 due to the additional shares to be issued pursuant to a settlement reached with the holder of the Company's Series B Preferred Stock (See Below). This transaction closed as of March 31, 2003.

Accordingly, WinWin Acquisition has completed the acquisition of WinWin, Inc., which is now a wholly-owned subsidiary of WinWin Acquisition Corp., and an indirect wholly-owned subsidiary of WinWin Gaming, Inc. WinWin Gaming, Inc. has guaranteed the Debenture as described below.

The Debenture is due on December 31, 2007, and bears interest at 10% per annum. The Debenture is convertible into common stock at the rate 100% of the average closing price of the Company's common stock for the 20 trading days prior to conversion, but in no event to exceed 100,000 shares. A holder of the Debenture must give the Company at least 90 days prior notice prior to any conversion.

The due date of the Debenture may be accelerated upon an Event of Default. An "Event of Default" occurs if (a) the Company does not make the payment of the principal of this Debenture when the same becomes due and payable at maturity, upon redemption or otherwise, (b) the Company does not make a payment, other than a payment of principal, for a period of five (5) business days thereafter,
(c) any of the Company's representations or warranties contained in the Debenture or in the related Security Agreement were false when made or the Company fails to comply with any of its other agreements in the Debenture and such failure is not cured after notice, (d) the Company's parent corporation, WinWin Gaming, Inc., shall have its common stock suspended or delisted from any exchange or the over-the-counter market from trading for in excess of five (5) consecutive trading days, (e) the Company or its parent corporation, WinWin Gaming, Inc., pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined): (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property or (iv) makes a general assignment for the benefit of its creditors or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary case; (B) appoints a Custodian of the Company or for all or substantially all of its property or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for 60 days, (f) the Common Stock is no longer listed on any recognized exchange including electronic over-the-counter bulletin board, or (g) any creditor of WinWin Gaming, Inc, or any of its subsidiaries or affiliates existing prior to the date hereof, seeks to attach the capital stock of WinWin, Inc. which is part of the collateral that secures performance of the Debenture, or the capital stock of WinWin Acquisition Corp., which is also a part of the collateral that secures performance of the Debenture, or any of their respective assets, and the Holder determines that there is a reasonable likelihood that such creditor will be successful. In the event of an Event of Default, the holders of the Debenture can foreclose on all of the capital stock of WinWin Acquisition Corp. and WinWin, Inc., essentially reversing the acquisition. The Holders of the Debenture have physical possession of the capital stock of WinWin Acquisition Corp. and WinWin, Inc., so such holders would have the ability to immediately foreclose without notice, and the Company would have no recourse but to discontinue operations or attempt to negotiate a settlement.

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Presently, the Company is subject to various claims and litigation, including by creditors of the Company and its former subsidiary for operations prior to the acquisition described above. The Company is currently defending these actions, and is attempting to negotiate reasonable settlements of those claims that the Company feels may be valid. The Company has been notified of a lawsuit by its former chief executive officer, alleging breach of an employment agreement, or in the alternative, breach of a promissory note, and is claiming damages in excess of $1.5 million. The Company believes these claims are without merit, and intends to vigorously defend these actions upon proper service of a summons and complaint, and to make various counterclaims. While the Company believes it will ultimately prevail in this matter, in the event the Company does not prevail and the Holder of the Debenture believes the assets of the Company will be subject to attachment, the Holder of the Debenture will have the right and ability to immediately foreclose on the capital stock of WinWin Acquisition Corp. and WinWin, Inc., leaving the Company with no assets. This would clearly have a material adverse effect on the Company and the price and value of its common stock, and the Company would likely discontinue operations or file for bankruptcy protection.

The Company is currently indebted to certain holders of approximately $800,000 of unsecured notes and debentures. The Company continues to attempt to settle with these creditors, but there is no assurance that any settlement will be reached. If no settlement is reached, any of the holders of these notes and debentures may sue the Company for breach of contract and money damages, and will likely prevail. If the Holder of the Debenture believes the assets of the Company will be subject to attachment, the Holder of the Debenture will have the right and ability to immediately foreclose on the capital stock of WinWin Acquisition Corp. and WinWin, Inc., leaving the Company with no assets. This would clearly have a material adverse effect on the Company and the price and value of its common stock, and the Company would likely discontinue operations or file for bankruptcy protection.

The shareholders of WinWin, Inc. required, as a condition to renegotiating the sale of WinWin, Inc. to WinWin Acquisition Corp., that the Company convert all presently outstanding preferred stock into common stock. Accordingly, as of April 1, 2003, the Company reached an agreement with the holders of its Series B Preferred Stock whereby they exchanged 1,350,000 shares of Series B Preferred Stock for 5,200,000 shares of common stock, and warrants to purchase 4,200,000 shares of common stock exercisable at $0.25 per share. The warrants expire on April 1, 2008, and may not be exercised to the extent any beneficial owner of the warrants would, after exercise, own more than 4.99% of the issued and outstanding common stock of the Company.

The Company entered into a financing agreement with Arthur Petrie, a former shareholder of WinWin, Inc., pursuant to which Mr. Petrie will purchase up to $2.5 million of the Company's 10% Subordinated Secured Debentures, due December 31, 2006. The Debentures are subordinated to the Company's Senior Secured Debentures, and are secured by substantially all of the assets of the Company, including a second priority security interest in the capital stock of WinWin Acquisition Corp., and is guaranteed by WinWin Acquisition Corp. and WinWin, Inc. The guarantee by WinWin Acquisition Corp. and WinWin, Inc. is secured by a first priority security interest in all assets of those respective companies. The default provision of the Subordinated Debentures are substantially the same as the default provisions of the Company's Senior Secured Debenture, and the Subordinated Debenture is convertible at the option of the holder at any time into common stock at a conversion rate equal to the average closing price of the Company's common stock for the twenty trading days prior to the conversion date.

WinWin, Inc.

WINWIN, Inc. ("WINWIN" or the "Company") is developing lotteries and casinos in various countries around the world. Lotteries and casino gaming represent significant opportunities for profits.

The corporate mission of the Company is to benefit all parties involved, including the national governments, the citizens of each country and the Company. A portion of the proceeds from games will help fund important charitable and humanitarian programs, such as education, hospitals, international and local charitable organizations (such as the Red Cross), churches, airports, roads and highways, hydropower dams, desalinization plants, bridges, hotels, sports and convention centers and more.

The Company and/or its alliance partners have been offered licenses to operate lotteries and casinos in over 23 countries. Through several of its affiliate partners, the Company has the opportunity to begin lottery operations immediately in several provinces in China along with a national lottery in Cambodia. The lottery in Cambodia is being launched in April 2003, and the lottery tickets have been printed and are being distributed to resellers at this time.

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In partnership with its affiliates, the Company plans to begin its lottery roll out strategy in China and Cambodia. China is arguably the single most lucrative lottery market in the world with a population base of over 1.4 billion. The Company plans to roll out in 6 Chinese provinces/cities and 1 national lottery in Cambodia in 2003. The primary marketing strategy is to utilize live, weekly-televised lottery game shows tied directly to Instant Ticket games in these markets.

As the Company's lottery operations in China and Cambodia mature, they will begin to roll-out lottery programs in additional countries in which they have been offered licenses. These countries represent a population base of over 1.7 billion, equaling a total population base for all licenses of over 3.1 billion.

To support its international expansion, the Company will offer a complete menu of lottery, Bingo and casino games. The Company provides Instant Games that can be implemented almost immediately as well as state-of-the-art Internet and Intranet technology enabling the Company to link Video Lottery, Gaming and Bingo terminals nationwide. Also, via the Internet, the Company can link countries around the globe to create the world's first multi-national Super Jackpot. The Company can establish and operate both land-based and Internet casinos. In addition, in association with leading lottery game show producers, the Company will provide live, weekly- televised lottery game shows that increase sales, build brand and corporate awareness and expand the market.

The Company will use state-of-the-art technology to prevent access to its lottery and other gaming related operations from jurisdictions where such activity would not be legal, such as the United States. The Company will not accept any business, including online gaming, lotteries or other games, from any person within the United States.

The descriptions of the various agreements referred to herein are summary only, and are qualified entirely by reference to the actual agreements as filed as exhibits to this Current Report on Form 8K/A.

Item 5.  Other Events

As previously reported, the Company's common stock was delisted from the NASD OTC Bulletin Board, due to failing to file its quarterly report due September 30, 2002. The quarterly report has now been filed, and the Company has been relisted on the NASD OTC Bulletin Board.

Item 7. Exhibits

Exhibit No.       Description

         10.1     Amended and Restated Stock Exchange Agreement
         10.2     Amended and Restated Senior Secured Debenture
         10.3     Amended and Restated Senior Secured Security Agreement
         10.4     Subordinated Secured Debenture
         10.5     Subordinated Security Agreement

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            WINWIN GAMING, INC.

                                            /s/ Patrick Rogers
                                            -----------------------------------
                                            Patrick Rogers, Secretary